Filed Pursuant To Rule 433

Registration No. 333-209926

August 16, 2016

SPDR® Gold Shares (GLD) Quarterly Dashboard

As of June 30, 2016

by the SPDR Gold Strategy Team

What Happened to Gold in the second quarter?

Gold rallied in the second quarter — even ahead of the UK's "Brexit" vote to exit the EU — aided by the Fed's decision to maintain its rate outlook.

In the wake of news that the pace of improvement in the labor market has slowed, it came as no surprise that the Fed once again kept interest rates unchanged.

Gold's gains were further fueled at the very end of the quarter after the UK's vote to exit the EU. Prices jumped by almost $110/ounce to a three-year high of $1,358/ounce.

Looking ahead, gold may continue to resonate with investors concerned over the implications behind the "Brexit" vote, the US elections and persistent geopolitical tensions.

GLD Key Facts

$40.4B	Asset Under Management
$0.01	30-Day Liquidity: Bid/Ask Spread
$1.6B	30-Day Average Daily Volume

All data as of June 30, 2016.

Source: Bloomberg, State Street Global Advisors (SSGA).

Gold Vitals

Factors	Trend*	Potential Impact**	30-Jun-16	52 Week High	52 Week Low
Gold Price (USD/oz)	↑	↑	1320.80	1324.60	1049.40
Gold Bullish Sentiment (%)	↓	↓	29.40	82.40	11.80
Stock Market Volatility	↓	↓	15.60	40.70	12.00
Gold Speculative Interest (mm oz)	↑	↑	32.60	32.60	0.30
Crude Oil (USD/bbl)	↑	↑	48.30	59.50	26.20
US Dollar Index	→	→	96.10	100.20	92.60
Gold ETF holdings (mm oz)***	↑	↑	70.40	70.40	51.70
10-Year Treasury Yields (%)	↓	↑	1.47	2.45	1.44

Source: Bloomberg, SSGA.

Indices representing the above asset classes are as follows: Gold = LBMA Afternoon Gold Price as tracked by ICE Benchmark Administration Ltd., Gold Bullish Sentiment (%) = Bloomberg Commodity Sentiment Gold Bullish Readings Index, Stock Market Volatility: SPX Volatility Index, Gold Spec. Interest = Gold Net Speculative Long Positions from the Commitment of Traders Report released by the CFTC, Crude Oil = Bloomberg Generic Front Month Crude Prices, US Dollar Index = The U.S. Dollar Index. 10-Year Treasury Yields = Bloomberg US Generic Government 10 Year Yields Index. (See "Definitions" on Page 4 for details on indices or benchmarks).

Asset Class Returns and Correlations****

	Returns			Correlation to Gold				
	Q2 (%)	Trailing 3-Mo. (%)	Trailing 12-Mo. (%)	Q2 Correlation	Correlation in Q1	Q2	Trailing 6-Mo.	Trailing 12-Mo.
USD	1.65	-2.52	0.69	Weak	Moderate Negative	-0.01	-0.26	-0.32
10-Yr Treasuries	2.79	7.58	9.27	Moderate Positive	Weak Positive	0.45	0.32	0.30
Commodities	15.65	20.02	-15.13	Weak	Weak	-0.06	-0.07	0.00
Equities	0.26	-0.02	-5.72	Moderate Negative	Weak Negative	-0.37	-0.31	-0.19
Gold	6.77	24.60	12.79	—	—	—	—	—

Source: Bloomberg, SSGA.

Past performance is not a guarantee of future results.

Indices representing the above asset classes are as follows: Gold = LBMA Afternoon Gold Price as tracked by ICE Benchmark Administration Ltd., USD = The U.S. Dollar Index, 10-Year Treasuries = The ICE U.S. Treasury 7-10 Year Bond Index, Commodities = S&P Goldman Sachs Commodity Index, Equities = MSCI ACWI Index.

STATE STREET GLOBAL ADVISORS.
SPDR

WORLD GOLD COUNCIL

SPDR® Gold Shares (GLD) Quarterly Dashboard by the SPDR Gold Strategy Team

Markets were volatile in June as gold rallied with the US dollar and US Treasuries amid a sell-off in "risk" assets such as equities and other commodities.

Figure 1: Gold and US Dollar Index


USD/oz
USD Index
1,400
1,300
1,200
1,100
1,000
110
105
100
95
90
Jun 2015
Sep 2015
Dec 2015
Mar 2015
Jun 2016

— LBMA Gold Price PM (USD/oz) (LHS) — US Dollar Index (RHS)

Source: Bloomberg, SSGA.

Figure 2: Gold and Equities


USD/oz
MSCI ACWI Index
1,400
1,300
1,200
1,100
1,000
500
450
400
350
300
Jun 2015
Sep 2015
Dec 2015
Mar 2015
Jun 2016

— LBMA Gold Price PM (USD/oz) (LHS) — MSCI ACWI (RHS)

Source: Bloomberg, SSGA.

Figure 3: Gold and Commodities


USD/oz
S&P GSCI Index
1,400
1,300
1,200
1,100
1,000
500
400
300
200
100
Jun 2015
Sep 2015
Dec 2015
Mar 2015
Jun 2016

— LBMA Gold Price PM (USD/oz) (LHS) — S&P GSCI (RHS)

Source: Bloomberg, SSGA.

Figure 4: Gold and 10-Yr Treasury Yields


USD/oz
%
1,400
1,300
1,200
1,100
1,000
3.0
2.5
2.0
1.5
1.0
Jun 2015
Sep 2015
Dec 2015
Mar 2015
Jun 2016

— LBMA Gold Price PM (USD/oz) (LHS) — US 10-yr Treasuries (RHS)

Source: Bloomberg, SSGA.

Past performance is not a guarantee of future results. Index performance does not represent the performance of any particular exchange traded fund.

State Street Global Advisors

2

SPDR® Gold Shares (GLD) Quarterly Dashboard by the SPDR Gold Strategy Team

Gold gained as speculators increased long positions ahead of the UK's "Brexit" referendum. Gold holdings in ETFs continued to rise as the price of gold reached a three-year high.

Figure 5: Stock Market Volatility


USD/oz
VIX Index
1,400
1,300
1,200
1,100
1,000
60
45
30
15
0
Jun 2015
Sep 2015
Dec 2015
Mar 2015
Jun 2016
— LBMA Gold Price PM (USD/oz) (LHS)
— VIX Index (RHS)

Source: Bloomberg, SSGA.

Figure 6: COMEX Positioning


Moz
USD/oz
60
30
0
-30
-60
1,400
1,300
1,200
1,100
1,000
Jun 2015
Sep 2015
Dec 2015
Mar 2015
Jun 2016
Long (LHS)
Short (LHS)
— Net Positions (LHS)
— LBMA Gold Price PM (USD/oz) (RHS)

Source: Bloomberg, CTFC, SSGA.

Figure 7: Gold Bullish Sentiment


USD/oz
Gold Bullish %
1,400
1,300
1,200
1,100
1,000
100
75
50
25
0
Jun 2015
Sep 2015
Dec 2015
Mar 2015
Jun 2016
— LBMA Gold Price PM (USD/oz) (LHS)
— Gold Bullish Sentiment (RHS)

Source: Bloomberg, SSGA.

Figure 8: Gold ETF Holdings†


USD/oz
Moz
1,400
1,300
1,200
1,100
1,000
80
70
60
50
40
Jun 2015
Sep 2015
Dec 2015
Mar 2015
Jun 2016
— Gold (USD/oz) (LHS)
— Gold Holdings in ETFs (RHS)

Source: Respective ETP providers, Bloomberg, ICE Benchmark Administratoin, World Gold Council, SSGA.
Gold holdings in ETFs are represented by the securities tracked by the World Gold Council that, together, make up substantially all of the global ETF universe.

Past performance is not a guarantee of future results. Index performance does not represent the performance of any particular exchange traded fund.

State Street Global Advisors 3

SPDR® Gold Shares (GLD) Quarterly Dashboard by the SPDR Gold Strategy Team

Figure 9: Standard Performance

	As of	1 Month (%)	QTD (%)	YTD (%)	1 Year (%)	3 Years (%)	5 Years (%)	10 Years (%)	Since Inception 11/18/2004
Quarter End									
NAV	6/30/2016	8.93	6.67	24.10	12.34	3.06	-2.97	7.53	9.44
Market Value	6/30/2016	9.03	7.55	24.70	12.59	2.02	-2.82	7.52	9.35
LBMA Gold Price PM	6/30/2016	8.96	6.77	24.60	12.79	3.47	-2.58	7.96	9.88

Source: spdrs.com, as of 6/30/2016.

Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted.

Index returns are unmanaged and do not reflect the deduction of any fees or expenses. Index returns reflect all items of income, gain and loss and the reinvestment of dividends and other income.

Effective March 20, 2015, the SPDR Gold Trust (GLD) adopted the LBMA Gold Price PM as the reference benchmark price of gold in calculating the Net Asset Value (NAV) of the Trust. Prior to that date, the Trust used the London PM Fix as the reference benchmark price in calculating the NAV.

Gross Expense Ratio: 0.40% The gross expense ratio is the fund's total annual operating expense ratio. It is gross of any fee waivers or expense reimbursements. It can be found in the fund's most recent prospectus.

Definitions

Bloomberg Commodity Sentiment Gold Bullish Readings Index A weekly measure of analysts and traders who are bullish on gold that is compiled by Bloomberg News. The number of participants in the survey may vary.

Brexit An abbreviation of the term "British Exit," which refers to the UK referendum on June 23, 2106 that resulted in the country's decision to withdraw from the European Union. Under Article 50 of the EU's Lisbon Treaty, countries like the UK that vote to exit the common market must formally trigger Article 50, after which they have 24 months to officially leave the EU. Supporters of the Brexit argued that EU membership has hurt both the competitiveness of the British economy and exposed the UK to unchecked immigration into EU countries.

COMEX The main futures market for trading metals such including gold, silver, copper and aluminum.

Gold Bullish Sentiment A measure of gold market sentiment created and published by Bloomberg. The weekly survey measures the percentage of gold analysts and traders who are bullish, bearish or neutral on gold.

ICE U.S. Treasury 7–10 Year Bond Index A fixed-income benchmark created by the Intercontinental Exchange, or ICE, that focuses on debt issued by the US Department of the Treasury. The index includes only U.S. dollar denominated, fixed-rate securities that have a minimum term to maturity greater than seven years and less than or equal to 10 years.

LBMA Gold Price The LBMA Gold Price is determined twice each business day (10:30 a.m. and 3:00 p.m. London time) by the participants in a physically settled, electronic and tradable auction administered by the IBA using a bidding process that determines the price of gold by matching buy and sell orders submitted by the participants for the applicable auction time.

Long Gold Positions Speculative long positions on gold and other futures are recorded in the weekly Commitment of Traders Report published by the Commodities Futures Trading Commission, or CFTC, and measure the amount of gold ounces that are represented by gold futures that will be profitable should the price of gold rise.

State Street Global Advisors 4

SPDR® Gold Shares (GLD) Quarterly Dashboard by the SPDR Gold Strategy Team
MSCI ACWI Index MSCI ACWI Index is a free-float weighted equity index that includes companies in both emerging and developed world markets and is designed to be a proxy for most of the investable equities universe around the world.
Net Positions Net positions in gold futures and other futures markets is the difference between the number of speculative long and speculative short positions. The data, found in the weekly Commitment of Traders Report, are published by the Commodities Futures Trading Commission, or CFTC.
S&P Goldman Sachs Commodity Index, or S&P GSCI A production-weighted index launched in 1992 that tracks the performance of 24 commodity futures contracts. The index, tilts to commodities that are more heavily produced globally, so its weights more heavily to crude oil than, say, to cocoa.
Short Gold Positions Speculative short positions on gold and other futures are recorded in the weekly Commitment of Traders Report published by the Commodities Futures Trading Commission, or CFTC, and measure the amount of gold ounces that are represented by gold futures that will be profitable should the price of gold fall.
Email: IBG-GLD@ssga.com
US Dollar Index The US Dollar Index (DXY) Index measures the performance of the US Dollar against a basket of currencies: the euro (EUR), the Japanese yen (JPY), the British pound sterling (GBP), the Canadian dollar (CAD), the Swiss Franc (CHF) and the Swedish krona (SEK).
US Generic Government 10 Year Yields Index A fixed-income index compiled by
Bloomberg that measures yields of generic US, on-the-run, government notes and bond indices. Yields are yield to maturity and pre-tax, are based on the ask side of the market and are updated intraday. Yields included in the index are precise to 4 decimal places.
US 10-Year Treasury Note Yield (Used in Macro Sensitivity) The interest rate paid to holders of U.S. 10 Year Treasury Notes. The rate is comprised of Generic United States on-the-run government 10 Year Treasuries. The yield quoted is yield to maturity and on a pre-tax basis.
SPX Volatility Index VIX, or CBOE Volatility Index The SPX Volatility Index, also called the VIX or the CBOE Volatility Index, is a measure of the market’s expectation of 30-day volatility. It is constructed using the implied volatilities of a wide range of S&P 500 index options.
State Street Global Advisors

SPDR® Gold Shares (GLD) Quarterly Dashboard by the SPDR Gold Strategy Team
* We define Trend as a comparison between end-of-month; 50-day; and 200-day readings for each factor. A positive trend is identified if either the end-of month reading is greater than the 50-day reading or if the 50-day reading is greater than the 200-day reading. We identify a negative trend when either the end-of month reading is less than the 50-day reading or when the 50-day reading is less than the 200-day reading. We define a flat trend as instances when the prevailing movement is neither positive nor negative.
** We define “Potential Impact” as the possible impact each of the trends may have on the price of gold.
*** Gold holdings in ETFs are represented by the securities tracked by the World Gold Council that, together, make up substantially all of the global ETF universe.
**** We view the correlation coefficient as a metric that measures the strength and direction of a linear relationship between two variables. We believe it measures the degree to which the deviations of one variable from its mean are related to those of a different variable from its respective mean. We consider a correlation between
-1.0 to -0.5 or 0.5 to 1.0 to be “strong;” one between -0.5 to -0.3 or 0.3 to 0.5 to be “moderate;” and one between -0.3 to -0.1 or 0.1 to 0.3 to be “weak.” We view a correlation coefficient between -0.1 to 0.1 as having “no correlation” or a “very weak” correlation.
† Gold holdings in ETFs are represented by the securities tracked by the World Gold Council that, together, make up substantially all of the global ETF universe.
ssga.com | spdrs.com
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State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
State Street Global Markets, LLC, member FINRA, SIPC, One Lincoln Street, Boston, MA 02111. Investing involves risk including the risk of loss of principal.
The information provided does not constitute investment advice and it should not be relied on as such. It should not be considered a solicitation to buy or an offer to sell a security. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. You should consult your tax and financial advisor.
All material has been obtained from sources believed to be reliable. There is no representation or warranty as to the accuracy of the information and State Street shall have no liability for decisions based on such information.
The whole or any part of this work may not be reproduced, copied or transmitted or any of its contents disclosed to third parties without SSGA’s express written consent.
Equity securities may fluctuate in value in response to the activities of individual companies and general market and economic conditions.
Past performance is not a guarantee of future results.
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”) and has been sublicensed by S&P Dow Jones Indices LLC (“SPDJI” and together with its affiliates and SPFS, “S&P”) for use by State Street Global Advisors. No financial product offered by State Street Global Advisors, a division of State Street Bank and Trust Company, or its affiliates is sponsored, endorsed, sold or promoted by S&P. S&P makes no representation regarding the advisability of investing in such product(s) nor does S&P have any liability in relation thereto.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust (“GLD®”):
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the SPDR Gold Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here.
For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 T: +1 866
320 4053 spdrgoldshares.com
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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.